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EXHIBIT 23.1   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
St. Francis Capital Corporation:

     We Consent to incorporation by reference in the registration statement (No. 33-70012) on Form S-8 of St. Francis Capital Corporation of our report dated October 25, 1996, relating to the consolidated statements of financial condition of St. Francis Capital Corporation and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K of St. Francis Capital Corporation.



                                                           KPMG PEAT MARWICK LLP



Milwaukee, Wisconsin
December 16, 1996


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